Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement with respect to 4,571,200 shares of common stock (Form S-8) of our report dated April 14, 2008, with respect to our audit of the consolidated balance sheet, and the related statements of operations, changes in stockholders' equity (capital deficiency), and cash flows of Solomon Technologies, Inc. for the year ended December 31, 2007, which report included an explanatory paragraph regarding the Company's ability to continue as a going concern, included in the Annual Report on Form 10-KSB for the year ended December 31, 2007 and filed with the Securities and Exchange Commission.

/s/ Eisner LLP

New York, New York
May 21, 2008